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                                  EXHIBIT 10.5


                          SUPPLEMENTAL RETIREMENT PLAN

                                       OF

                             VARIAN ASSOCIATES, INC.
                (As Amended and Restated Effective July 1, 1994)


         SECTION 1.        ESTABLISHMENT AND PURPOSE OF THE PLAN.

         The Plan was established by the Company effective October 1, 1983, and is amended and restated effective July 1, 1994. The purpose of the Plan is to provide deferred compensation consisting of (a) allocations that exceed the amounts that the Dollar Limitations permit to be allocated under the Retirement Program but that are otherwise calculated by reference to the Retirement Program and (b) allocations of Pension Contributions that would be made under the Retirement Program if the Retirement Program included in its definition of "Earnings" amounts representing Management Incentive Bonuses.

         SECTION 2.        ELIGIBILITY AND PARTICIPATION.

         Participation in the Plan shall be limited to the following:

         (a) Participants in the Retirement Program (i) whose actual allocations of Pension Contributions under the Retirement Program are less than they would have been if Management Incentive Bonuses were included in the Retirement Program's definition of "Earnings" and (ii) who are Officers of the Company, or such other employees of the Company as are (A) designated by the Committee and
(B) whose combined rate of annual salary and target Management Incentive Bonus is not less than two times the amount described in section (414)(q)(1)(C) of the Code, adjusted as prescribed by the Code to reflect changes in the cost of living; and

         (b) Participants in the Retirement Program whose actual allocations under the Retirement Program are restricted by a Dollar Limitation.

         SECTION 3.        PLAN BENEFITS.

         (a) Reserve Account. The Company shall establish on its books a special unfunded Reserve Account for each Participant. As of each Valuation Date, the Company shall credit interest on the balance in each Reserve Account (not including any amounts credited under Subsections (b)


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EXHIBIT 10.5 (CONTINUED)

and (c) below during the calendar quarter then ending). The interest credited to the Reserve Account shall be at a rate equivalent to:

                  (i) For periods prior to October 1, 1992, the return rate provided by the Retirement Program's Fixed Income Fund;

                  (ii) For periods after September 30, 1992, but prior to July 1, 1994, the return rate provided by the Retirement Program's Interest Income Fund; and

                  (iii) For periods after June 30, 1994, the return rate provided by the long term Applicable Federal Rate (AFR) compounded quarterly.

         (b) Pension Contributions. As of the Valuation Date coinciding with or next following the date when the Company makes a "Pension Contribution" under the Retirement Program, the Company shall credit to a Participant's Reserve Account an amount determined as follows:

                  (i) First, the hypothetical amount of the Participant's "Pension Contribution" since the preceding Valuation Date shall be calculated, based on the assumptions (A) that the Dollar Limitations do not apply and (B) in the case of a Participant described in Section 2(a), that any Management Incentive Bonuses received by the Participant since the preceding Valuation Date (or that would have been received if not deferred) are included in Earnings for purposes of determining "Pension Contributions" under the Retirement Program;

                  (ii) Second, the amount calculated under Paragraph (i) above shall be reduced (but not below zero) since the preceding Valuation Date by the actual amount of the Participant's "Pension Contribution"; and

                  (iii) The remainder (if any) shall be the amount credited to the Participant's Reserve Account under this Subsection (b).

         (c) Retirement Profit-Sharing Contributions. As of the Valuation Date coinciding with or next following the date when the Company makes a "Retirement Profit-Sharing Contribution" under the Retirement Program, the Company shall credit to a Participant's Reserve Account an amount determined as follows:

                  (i) First, the hypothetical amount of the Participant's share of the "Retirement Profit-Sharing Contribution" shall be calculated, based on the assumption that the Dollar Limitations do not apply;

                  (ii) Second, the amount calculated under Paragraph (i) above shall be reduced (but not below zero) by the actual amount of the Participant's share of the "Retirement Profit-Sharing Contribution"; and

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EXHIBIT 10.5 (CONTINUED)

                  (iii) The remainder (if any) shall be the amount credited to the Participant's Reserve Account under this Subsection (c).

         (d) Distributions. Following the termination of a Participant's employment with the Company and its subsidiaries, the Company shall pay to the Participant the balance credited to his or her Reserve Account. Payments from the Reserve Account shall be made in cash, at such time(s) and in such form (including a lump sum or periodic installments) as the Committee shall determine or redetermine in its sole discretion. Any unpaid balance remaining in a Reserve Account shall continue to be credited with interest at the rate specified in Subsection (a) above. In the event of a Participant's death before the entire Reserve Account has been distributed to him or her, the unpaid balance remaining in the Participant's Reserve Account shall be paid to his or her beneficiary or beneficiaries under the Retirement Program, at such time(s) and in such form as the Committee shall determine in its sole discretion.

         SECTION 4.        NO FUNDING.

         The Plan shall be unfunded and shall represent an unsecured obligation of the Company. Benefits hereunder shall be paid only from the general assets of the Company, and the Participants shall have no rights to any segregated funds or property of the Company.

         SECTION 5.        ADMINISTRATION.

         The Plan shall be administered by the Committee. The Committee shall make such rules, interpretations, and computations as it may deem appropriate. Any decision of the Committee with respect to the Plan, including (without limitation) any determination of eligibility to participate in the Plan and any calculation of benefits hereunder, shall be conclusive and binding on all persons.

         SECTION 6.        CLAIMS AND REVIEW PROCEDURES.

         (a) Application for Benefits. Any application for benefits under the Plan shall be submitted to the Committee at the Company's principal office. Such application shall be in writing and on the prescribed form, if any, and shall be signed by the applicant.

         (b) Denial of Applications. In the event that any application for benefits is denied in whole or in part, the Committee shall notify the applicant in writing of the right to a review of the denial. Such written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the Plan provisions on which the denial was based, a description of any information or material necessary to perfect the application, an explanation of why such material is necessary, and an explanation of the Plan's review procedure. Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time for processing the application. In no event shall such an extension exceed a period of 90 days from the end of the


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EXHIBIT 10.5 (CONTINUED)

initial 90-day period. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 90-day period. Such notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision. If written notice is not given to the applicant within the period prescribed by this Section 6(b), the application shall be deemed to have been denied for purposes of Section 6(c) upon the expiration of such period.

         (c) Request for Review. Any person whose application for benefits is denied in whole or in part (or such person's duly authorized representative) may appeal the denial by submitting to the Committee a request for a review of such application within 90 days after receiving written notice of denial. The Committee shall give the applicant or such representative an opportunity to review pertinent documents (except legally privileged materials) in preparing such request for review and to submit issues and comments in writing. The request for review shall be in writing and shall be addressed to the Committee at the Company's principal office. The request for review shall set forth all of the ground on which it is based, all facts in support of the request, and any other matters which the applicant deems pertinent. The Committee may require the applicant to submit such additional facts, documents, or other material as it may deem necessary or appropriate in making its review.

         (d) Decision on Review. The Committee shall act upon each request for review within 60 days after receipt thereof, unless special circumstances require an extension of time for processing, but in no event shall the decision on review be rendered more that 120 days after the Committee receives the request for review. If such an extension is required, written notice thereof shall be furnished to the applicant before the end of the initial 60-day period. The Committee shall give prompt, written notice of its decision to the applicant and to the Company. In the event that the Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for such denial and specific references to the Plan provisions on which the decision is based. To the extent that the Committee overrules the denial of the application for benefits, such benefits shall be paid to the applicant.

         (e) Rules and Procedures. The Committee shall adopt such rules and procedures, consistent with ERISA and the Plan, as it deems necessary or appropriate in carrying out its responsibilities under this Section 6.

         (f) Exhaustion of Administrative Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with Section 6(a), (ii) has been notified that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 6(c), and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided, however, that an action may be brought after the Committee has failed to act on the claim within the time prescribed in Section 6(b) and Section 6(d), respectively.


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EXHIBIT 10.5 (CONTINUED)

         SECTION 7.        AMENDMENT AND TERMINATION.

         The Company expects to continue the Plan indefinitely. Future conditions, however, cannot be foreseen, and the Company shall have the authority to amend or terminate the Plan at any time. In the event of an amendment or termination of the Plan, the amount of a Participant's benefits hereunder shall not be less than the amount to which the Participant would have been entitled if his or her employment had terminated immediately prior to such amendment or termination.

         The Plan may be amended by the Board of Directors or by the Committee.

         SECTION 8.        EMPLOYMENT RIGHTS.

         Nothing in the Plan shall be deemed to give any person a right to remain in the employ of the Company or of any of its subsidiaries. The Company and its subsidiaries reserve the right to terminate any person's employment, with or without cause.

         SECTION 9.        NO ASSIGNMENT.

         The rights of any person to payments or benefits under the Plan shall not be transferable nor be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment, or other creditor's process. Any act in violation of this Section 9 shall be void.

         SECTION 10.       APPLICABLE LAW.

         The validity, interpretation, construction, and performance of the Plan shall be governed by ERISA, and by the laws of the State of California to the extent that they have not been preempted by ERISA.

         SECTION 11.       DEFINITIONS.

         (a) "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

         (b) "Committee" means the Organization and Compensation Committee of the Company's Board of Directors.

         (c) "Company" means Varian Associates, Inc., a Delaware corporation.


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EXHIBIT 10.5 (CONTINUED)

         (d) "Dollar Limitation" means (i) the limitation described in section 401(a)(17) of the Code and (ii) the limitation described in section 415(c)(1)(A) of the Code, adjusted in each case as prescribed by the Code.

         (e) "Earnings" shall have the meaning given to such term in the Retirement Program, except that Earnings for purposes of the Plan shall not be subject to the limitation described in section 401(a)(17) of the Code, as adjusted as prescribed by the Code.

         (f) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

         (g) "Management Incentive Bonus" means a bonus payment under the Varian Associates, Inc. Management Incentive Plan, as amended from time to time.

         (h) "Participant" means an individual who is eligible to participate in the Plan pursuant to Section 2(a) and/or Section 2(b) and Subsection (d) above.

         (i) "Plan" means this Supplemental Retirement Plan of Varian Associates, Inc., as amended from time to time.

         (j) "Reserve Account" means the unfunded bookkeeping account described in Section 3(a).

         (k) "Retirement Program" means the Varian Associates, Inc. Retirement and Profit-Sharing Program, as amended from time to time.

         (l) "Valuation Date" means the last day of each calendar quarter.






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